ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                          ENERGY CORPORATION OF AMERICA

     Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the West Virginia Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation, FILED IN DUPLICATE:

     First:          The  name  of  the  corporation  is  Energy  Corporation of
America  ("ECA").

     Second: The following amendment to the Articles of Incorporation was adopted by the board of directors of the corporation on the 31st day of July, 1998, in the manner provided by Section 107(a), Article 1, Chapter 31 of the Code of West Virginia:
          (a)     A  new  class  of stock is to be created and known as "Class A
Stock". ECA is hereby authorized to issue One Hundred Thousand (100,000) shares of said Class A Stock; however, in no event shall Class A Stock be greater than ten percent (10%) of the total ownership of the corporation. The newly created Class A Stock shall be in addition to the existing authorized shares of common stock.
          (b) After giving effect to the creation of said Class A Stock, the aggregate number of shares of stock that ECA has the authority to issue is Two Million One Hundred Thousand (2,100,000) shares, consisting of Two Million (2,000,000) shares of voting common stock, all of such shares having a par value of One Dollar ($1.00) per share, and One Hundred Thousand (100,000) shares of nonvoting Class A Stock, all of such shares without par value.
          (c) The present stated capital of ECA of Two Million Dollars ($2,000,000.00) shall remain unchanged by virtue of this Amendment.

          (d) Unless otherwise specifically permitted by the board of directors of ECA, shares of Class A Stock may be purchased only by those employees of ECA and/or its operating subsidiaries and members of the board of directors of ECA as may be designated by the board of directors of ECA from time to time. Subject to approval by the board of directors of ECA, employees may purchase such stock with the proceeds or dividends received under the Eastern American Energy Corporation ("EAEC") or Westech Energy Corporation ("WEC") Profit Sharing Plans within thirty (30) days of such distribution of profit sharing or dividends, with the price of each share determined as follows: the price of each share shall be six (6) times the average of the past three (3) years after tax net earnings of ECA per share exclusive of sale of assets or other extraordinary items.
          (e) Voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the common stock and, except as otherwise required by law, the holders of Class A Stock shall not have any voting power or be entitled to receive any notice of meetings of stockholders.
          (f) Once purchased by a designated eligible employee or director, said Class A Stock is nontransferrable and the holder of such stock may not sell, transfer, pledge or assign any legal or equitable interest in such stock except as may be provided by the board of directors of ECA.
          (g) Upon resignation, termination, retirement or death of any employee, such employee shall be obligated to sell all Class A Stock owned by such employee to ECA. The obligation of the employee to sell may be waived, on a case by case basis, in the sole discretion of the board of directors of ECA upon written request by such employee. Absent such a waiver, ECA is obligated to repurchase all such shares of the employee's Class A Stock upon the following terms at a price which shall be price fixed as of the date of the employee's resignation, termination, retirement, or death under the same formula set out in paragraph (d) herein for the employee's price of each share. ECA may, in its sole discretion, take up to four (4) years to pay the purchase price for the Class A Stock by making four (4) equal annual installments with the first installment to be due immediately upon receipt by ECA of the fully endorsed stock certificates of such employee. ECA shall have the right, in its sole discretion, to pay any or all of the yearly installments prior to the time the same are due.

          (h) The creation of said Class A Stock does not modify or enlarge any employee's right to employment with ECA or its subsidiaries. Purchase of said Class A Stock does not in any way alter the "at-will" nature of any employee's employment with ECA or its subsidiaries.

     Third:          The  above Amendment was adopted by the stockholders of ECA at a special meeting of said stockholders held on August 10, 1998. At the time of the adoption of the Amendment, ECA had Six Hundred Sixty Five Thousand One Hundred Forty Five (665,145) shares of common stock issued and outstanding, all of which such shares were entitled to vote on the Amendment. The holders of the common stock were entitled to vote in a class. The resolutions adopting the Amendment received the affirmative vote of the majority of the shares entitled to vote on such Amendment in the class.

     We, the undersigned, for the purpose of amending the Articles of Incorporation under the laws of the State of West Virginia, do hereby file this Amendment to the Articles of Incorporation, and we accordingly hereunto set our hands this 12th day of August, 1998.

                                     ENERGY  CORPORATION  OF  AMERICA

                                 By  /s/ John Mork
                                     --------------------------------
                                     John  Mork
                               Its:  President  and  Chief Executive Officer


                                 By  /s/ Pamela T. Gates
                                     ---------------------------------
                                     Pamela  T.  Gates
                               Its:  Secretary

STATE OF Colorado,

COUNTY OF Denver,  To-wit:

     I, Pamela T. Gates,  a  Notary Public in and for the State and
County aforesaid, do hereby certify that John Mork, President of Energy Corporation of America, whose name is signed to the writing above, has this day acknowledged the same before me to be the act and deed of said corporation.

     Given  under  my  hand  this 31st day  of July,  1998.

     My  commission  expires November 14, 00.


    (SEAL)                                   /s/ Pamela T. Gates
                                      ----------------------------------
(Affix  Seal)                         Notary  Public

STATE OF Colorado,

COUNTY OF Denver, To-wit:

     I,  Cynthia A. Sandell,  a  Notary Public in and for the State and
County aforesaid, do hereby certify that Pamela T. Gates, Secretary of Energy Corporation of America, whose name is signed to the writing above, has this day acknowledged the same before me to be the act and deed of said corporation.
     Given  under  my  hand  this  31st  day  of  July,  1998.

     My  commission  expires 05/30/2000.


                                             /s/ Cynthia A. Sandell
                                      ----------------------------------
(Affix  Seal)                         Notary  Public   Cynthia A. Sandell
                                                       4643 S. Ulster St. #1190
                                                       Denver, CO 80237

These  Articles  of  Amendment  Prepared  By:
Tammy  J.  Owen
Goodwin  &  Goodwin,  LLP
P.  O.  Box  2107
Charleston,  West  Virginia  25328